Exhibit 10.23

AUTOCASH INC.

AMENDED AND RESTATED

PHANTOM STOCK PLAN

AUTOCASH INC.

AMENDED AND RESTATED

PHANTOM STOCK PLAN

ARTICLE 1	PURPOSE	4

1.1	General	4

1.2	History	4

ARTICLE 2	DEFINITIONS	4

2.1	Definitions	4

ARTICLE 3	EFFECTIVE DATE; TERMINATION OF PLAN; SPECIAL COVENANTS	11

3.1	Effective Date	11

3.2	Term of Plan	11

3.3	Special Covenants	11

ARTICLE 4	ADMINISTRATION	12

4.1	Plan Administrator	12

4.2	Actions and Interpretations by the Plan Administrator	12

4.3	Authority of Plan Administrator	12

ARTICLE 5	PHANTOM SHARES SUBJECT TO THE PLAN	13

5.1	Number of Shares	13

5.2	Share Counting	13

ARTICLE 6	ELIGIBILITY	13

6.1	General	13

ARTICLE 7	PHANTOM STOCK APPRECIATION RIGHTS	13

7.1	Grant of Phantom Stock Appreciation Rights	13

7.2	Vesting	14

7.3	Forfeiture	14

7.4	Automatic Exercise	15

7.5	Form of Payment	15

ARTICLE 8	PHANTOM STOCK UNITS	15

8.1	Grant of Phantom Stock Units	15

8.2	Vesting	15

8.3	Forfeiture	16

8.3	Form of Payment of Phantom Stock Units	16

ARTICLE 9	PROVISIONS APPLICABLE TO AWARDS	17

9.1	Limits on Transfer	17

9.2	Beneficiaries	17

ARTICLE 10	CHANGES IN CAPITAL STRUCTURE	17

10.1	Mandatory Adjustments	17

10.2	Discretionary Adjustments	17

10.3	General	18

ARTICLE 11	AMENDMENT, MODIFICATION AND TERMINATION	18

11.1	Amendment, Modification and Termination	18

11.2	Awards Previously Granted	18

11.3	Compliance Amendments	18

ARTICLE 12	GENERAL PROVISIONS	19

12.1	Rights of Participants	19

12.2	Withholding	19

12.3	Special Provisions Related to Section 409A of the Code	19

12.4	Unfunded Status of Awards	21

12.5	Relationship to Other Benefits	21

12.6	Expenses	21

12.7	Titles and Headings	21

12.8	Gender and Number	21

12.9	Severability	21

12.10	No Limitations on Rights of Company	21

12.11	Indemnification	21

AUTOCASH INC.

AMENDED AND RESTATED

PHANTOM STOCK PLAN

ARTICLE 1

PURPOSE

1.1.                            GENERAL.  The purpose of the AutoCash Inc. Amended and Restated Phantom Stock Plan (the “Plan”) is to promote the success, and enhance the value, of AutoCash Inc., a Delaware corporation (the “Company”), by improving its ability to attract, retain, motivate and reward highly qualified employees, officers and directors, achieve improved Company and individual performance, and establish performance incentives that support the Company’s long-term business strategy.  Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers and directors of the Company and its Affiliates.

1.2.                            HISTORY.  The Plan was originally adopted by the Board on _April 29, 2011.  The Plan was amended and restated by the Board on June 17, 2011, to contemplate the default terms of Awards to be granted to certain Participants after the date of such amendment and restatement.

ARTICLE 2

DEFINITIONS

2.1.                            DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

(a)                                 “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Plan Administrator, or TMX, as determined by the board of directors of TMX, as the case may be.

(b)                                 “Award” means an award of Phantom Stock Appreciation Rights or Phantom Stock Units granted to a Participant under the Plan.

(c)                                  “Award Certificate” means a written document, in such form as the Plan Administrator prescribes from time to time, setting forth the terms and conditions of an Award.  Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan.  The Plan Administrator may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d)                                 “Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(e)                                  “Board” means the Board of Directors of the Company.

(f)                                   “Cause” as a reason for a Participant’s termination of Continuous Service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant:

(i)                           any conduct by the Participant involving moral turpitude or that could cause damage to the reputation of Company or an Affiliate;

(ii)                        the Participant’s commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude;

(iii)                     any misconduct on the part of the Participant in connection with his or her employment or in connection with or affecting the business of the Company or any Affiliate;

(iv)                    any dishonesty by the Participant, including failure to report to Company the dishonesty of other employees or representatives of Company;

(v)                       any failure to abide by laws applicable to the Participant in his or her capacity as an employee, officer or director of Company or an Affiliate or applicable to Company or an Affiliate;

(vi)                    any failure or refusal on the part of the Participant to perform his or her material duties;

(vii)                 any failure or refusal on the part of the Participant to obey lawful directives from the CEO of the Company, the President of the Company or either of their designees;

(viii)              any disclosure or use of protected trade secrets of a prior employer, violation of any applicable restrictive covenant to which the Participant is subject in connection with any prior employer, or violation of law in connection with use or disclosure of trade secrets, recruiting of employees of a prior employer, soliciting customers of a prior employer or engaging in competition of a prior employer;

(ix)                    any violation by the Participant of any policy or code of Company relating to equal employment opportunity, harassment, business conduct, ethics, legal compliance or conflict of interest;

(x)                       the Participant’s neglect of reasonably assigned duties;

(xi)                    the Participant’s use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances; and

(xii)                 any breach by the Participant of any obligation under the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate.

In the event that the Company seeks to terminate the Participant’s Continuous Service for Cause and that any of subsection (vi), subsection (vii), subsection (x) or subsection (xii) is the sole reason for termination for Cause, the Participant shall have the following cure provisions and rights: the Company shall furnish to the Participant in writing a notice of the subsection relied upon and describing the facts establishing Cause under that subsection.  The Participant shall then have a period of ten (10) days after receipt of such written notice of proposed termination by the Company in which to attempt to effect a cure of the specified Cause.  If at the end of such ten (10) day period no such cure has been effected, then the Participant’s Continuous Service shall be terminated as of the end of such ten (10) day period.  The Company shall be obligated to provide to the Participant only one such notice of proposed termination, and if subsequent to effecting a cure of specified deficiencies the Participant is determined by the CEO of the Company to have committed Cause under any subsection above (including, without limitation, subsections (vi), (x) or (xii)), then his Continuous Service may be terminated immediately for Cause upon the Company’s giving of notice of termination to the Participant.

(g)                                  “Change in Control” means and includes the occurrence of any one of the following events:

(i)                                     any person or persons (in each case, excluding Tracy Young and, in the event of his death, his executors and legatees, and, with respect to the Company, excluding TMX and any Affiliate of TMX) acting as a group (within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, either (A) more than 60% of the then-outstanding membership interests of TMX or more than 60% of the then-outstanding shares of Stock of the Company or (B) securities of TMX or the Company representing more than 60% of the combined voting power of TMX’s or the Company’s then-outstanding securities eligible to vote for the election of managers or directors (the “TMX Voting Securities” or the “Company Voting Securities,” as the case may be); provided, however, that for purposes of this subsection (i), the following acquisitions of TMX membership interests, Company Stock, TMX Voting Securities or Company Voting Securities shall not constitute a Change in Control: (x) an acquisition by TMX, an Affiliate of TMX, or the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the TMX, an Affiliate of TMX, or the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (ii) below); or

(ii)                                  the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving TMX, an Affiliate of TMX, or the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of TMX’s or the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or

Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding TMX membership interests and outstanding TMX Voting Securities, or the outstanding Company Stock and outstanding Company Voting Securities, as the case may be, immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, at least 40% of, respectively, the then outstanding shares of membership interests or shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of managers or directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns TMX or all or substantially all of TMX’s assets or membership interests either directly or through one or more subsidiaries, or the Company or all or substantially all of the Company’s assets or Stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding TMX membership interests and the outstanding TMX Voting Securities, or the outstanding Company Stock and outstanding Company Voting Securities, as the case may be, and (B) no person (other than (v) TMX or any Affiliate of TMX, (w) the Company, (x) the Surviving Entity or its ultimate parent entity, (y) Tracy Young or, in the event of his death, his executors and legatees, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of more than 60% of the total membership interests or common stock or more than 60% of the total voting power of the outstanding voting securities eligible to elect managers or directors of the Surviving Entity (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A) and (B) above shall be deemed to be a “Non-Qualifying Transaction”).

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.  For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)                                     “Commercial Launch” means the funding of the first non-test loan made by the Company.

(j)                                    “Company” means AutoCash Inc., a Delaware corporation, or any successor corporation.

(k)                                 “Continuous Service” means the absence of any interruption or termination of service as an employee, officer or director of the Company or any Affiliate, as applicable.  Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Plan Administrator as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, or (iii) any leave of absence authorized in writing by the Company prior to its commencement.  Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Plan Administrator at his discretion, and any determination by the Plan Administrator shall be final and conclusive;

provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(l)                                     “Disability” as a reason for a Participant’s termination of Continuous Service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Disability” shall mean the Participant’s inability to perform the essential functions of his position, with or without reasonable accommodation, for a period of ninety (90) consecutive days or one hundred-eighty (180) days in any twelve-month period.

(m)                             “EBITDA” means the Company’s consolidated earnings before interest, taxes, depreciation and amortization.  The Board’s method of calculating EBITDA for purposes of this Plan shall be consistent with its calculation of EBITDA for other purposes and shall be determinative.

(n)                                 “Effective Date” has the meaning assigned such term in Section 3.1.

(o)                                 “Eligible Participant” means an employee (including a leased employee), officer or director of the Company or any Affiliate.

(p)                                 “Fair Market Value,” on any Valuation Date, means the value of a share of Stock, determined by the following method:

(i)                                     An amount equal to three (3) times the Company’s Plan EBITDA for the twelve (12) calendar month period ended immediately prior to the commencement of the calendar month in which the Valuation Date occurs, divided by the number of shares of Stock outstanding as of the Valuation Date.

(ii)                                  Notwithstanding the foregoing, in the event Material Legislation has been enacted (with or without delayed effectiveness) prior to the Valuation Date, “Fair Market Value” shall be the average of the calculation determined in accordance with the foregoing subparagraph (i) and the Liquidation Value as of the Valuation Date.

(iii)                               Notwithstanding the foregoing, in the event that an Award is settled on account of a Change in Control, the Fair Market Value as of the Change in Control shall be determined by the Board in good faith.

(q)                                 “Good Reason” as a reason for a Participant’s termination of Continuous Service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean the Company’s failure to pay the Participant’s base salary, short-term bonus or Award, excluding delays or failure to pay due to payroll mistakes, payroll processing difficulties, miscalculation of amounts due or withholding of payments due to good faith disputes over entitled to payment or over calculation.  In the event that the Participant seeks to terminate his or her Continuous Service for Good Reason, the Company shall have the following cure provisions and rights:  the Participant shall furnish to the Company in writing a notice describing the facts establishing Good Reason.  The Company shall then have a period of ten (10) days after receipt of such written notice of proposed termination by the Participant in which to attempt to effect a cure of the specified Good Reason.  If at the end of such ten (10) day period no such cure has been effected, then the Participant may terminate his or her Continuous Service as of the end of such ten (10) day period by providing written notice of the failure to cure and of the termination date.  The Participant shall be obligated to provide to the Company only one such notice of proposed termination, and if subsequent to effecting a cure of specified Good Reason, the Company commits Good Reason again (excepting payroll mistakes, payroll processing difficulties, miscalculation of amounts due or withholding of payments due to good faith disputes over entitled to payment or over calculation) then the Participant may terminate his or her Continuous Service immediately for Good Reason upon giving notice of termination to the Company.

(r)                                    “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process.  Notice of the grant shall be a provided to the grantee within a reasonable time after the Grant Date.

(s)                                   “Initial Value” of a Phantom Share means the Fair Market Value as of the Grant Date of the applicable Award; provided that such value, for purposes of this Plan, shall not be less than zero.

(t)                                    “Liquidation Value” means the amount obtained by dividing (1) the result of (i) the principal amount of all customer accounts of the Company either current or less than sixty-one (61) days past due, less (ii) the outstanding principal amount of all interest-bearing indebtedness of the Company (specifically excluding any indebtedness for the payment or future settlement of any Awards under the Plan), plus (iii) all cash and cash equivalents on hand and all marketable securities held by the Company, by (2) the number of shares of Stock outstanding as of the Valuation Date.

(u)                                 “Material Legislation” shall mean legislation, regulations or binding judicial precedent that limits the Annual Percentage Rate (as defined under Regulation Z of Part 12 of the Code of Federal Regulations) to less than sixty percent (60%) on more than twenty percent (20%) of the principal amount of all existing loan or pawn contracts of the Company (determined as if such legislation were applied to all contracts existing on the date of such determination).

(v)                                 “Maturity Value” of a Phantom Share means the Fair Market Value as of PSAR Maturity Date or PSU Maturity Date, as applicable, for the applicable Award.

(w)                               “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company or TMX, as the case may be.

(x)                                 “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 9.2 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(y)                                 “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(z)                                  “Phantom Share” means a hypothetical unit of value equal to the Fair Market Value of one share of Stock.

(aa)                          “Phantom Stock Appreciation Right” or “PSAR” means a right granted to a Participant under Article 7 to receive a cash payment equal to the excess, if any, of (i) the Maturity Value of the underlying Phantom Shares, over (ii) the Initial Value of such underlying Phantom Shares, all as determined pursuant to Article 7.

(bb)                          “Phantom Stock Unit” means the right granted to a Participant under Article 8 to receive a cash payment equal to the Maturity Value of Phantom Shares, which right is subject to certain restrictions and to risk of forfeiture.

(cc)                            “Plan” means the AutoCash Inc. Amended and Restated Phantom Stock Plan, as further amended from time to time.

(dd)                          “Plan Administrator” has the meaning assigned such term in Section 4.1.

(ee)                            “Plan EBITDA” shall mean EBITDA, adjusted to exclude the effect of any accrual or other reduction for the payment or future settlement of any Awards under the Plan.

(ff)                              “Profitable,” for purposes of this Plan and in connection with the termination of a Participant’s Continuous Service, means that the Company has positive net income, as reflected on its financial statements, for each of (x) the last full fiscal quarter ended prior to the date of the termination of the Participant’s Continuous Service and (y) the next full fiscal quarter subsequent to such quarter.

(gg)                            “PSAR Maturity Date” has the meaning assigned such term in Section 7.4.

(hh)                          “PSU Maturity Date” has the meaning assigned such term in Section 8.4.

(ii)                                  “Qualifying Termination” means the termination of a Participant’s Continuous Service by the Company without Cause, by the Participant for Good Reason, or by reason of the Participant’s death or Disability.

(jj)                                “Stock” means the common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 10.

(kk)                          “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company or by TMX, as the case may be.

(ll)                                  “TMX” means TMX Finance LLC, a Delaware limited liability company.

(mm)                  “Valuation Date” shall mean the date as of which the Phantom Shares are valued for purposes of determining the amount payable to the Participant under an Award.

(nn)                          “1933 Act” means the Securities Act of 1933, as amended from time to time.

(oo)                          “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE DATE; TERMINATION OF PLAN; SPECIAL COVENANTS

3.1.                            EFFECTIVE DATE.  The Plan will become effective on the date that it is adopted by the Board (the “Effective Date”).

3.2.                            TERMINATION OF PLAN.  Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date.  The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

3.3                               SPECIAL COVENANTS.  TMX and the Company agree that on-line lending business shall be conducted through the Company but recognize that on-line activities (including but not limited to on-line advertising, website content, and e-mail) may drive customer traffic to TMX’s subsidiaries’ brick and mortar locations or otherwise.  Any loan that is closed on-line through the internet-based loan processing system operated by the Company will be allocated to the Company and will be included in the Company’s receipts for determining EBITDA for purposes of this Plan.  Any loan that is not closed on-line through such process (whether via a physical closing in a TMX subsidiary’s brick and mortar location or otherwise, including any renewal of such loan or an additional loan to a TMX subsidiary customer) will not be so allocated to the Company, even if the customer’s initial contact was through the internet, via email, or by other electronic means; provided, however, that if the Company incurs costs or otherwise utilizes resources for any such excluded loans or loan renewals, there shall be an adjustment to EBITDA to reflect a carve out of the costs or resources expended with respect to such excluded loans or loan renewals.  Furthermore, in the event an Affiliate of TMX, as a result of legislation, regulations or binding judicial precedent, decides to discontinue its loan or title pawn operations and to direct all of its customers to the Company, any transaction with a customer of such Affiliate shall not be allocated to the Company; provided, however, that the Chief Executive Officer of TMX shall have the discretion to determine whether any additional allocation to the Company’s EBITDA for purposes of this Plan shall be made in connection with any revenue generated by those transactions and, if so, what the structure and amount of that allocation will be.  This Section 3.3 may not be amended without consent of the Participant.

ARTICLE 4

ADMINISTRATION

4.1.                            PLAN ADMINISTRATOR.  The Plan shall be administered by a director appointed by the Board (the “Plan Administrator”) or, at the discretion of the Board from time to time, the Plan may be administered by the Board or a committee appointed by the Board.  The Plan Administrator shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.  Unless and until changed by the Board, Tracy Young is designated as the Plan Administrator.  The Board may reserve to itself, or to a committee it appoints, any or all of the authority and responsibility of the Plan Administrator under the Plan or may act, or appoint a committee to act, as Plan Administrator for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board or a committee appointed by the Board is acting as Plan Administrator, the Board or such committee shall have all the powers and protections of the Plan Administrator hereunder, and any reference herein to the Plan Administrator (other than in this Section 4.1) shall include the Board or such committee.  To the extent any action of the Board or a committee appointed by the Board under the Plan conflicts with actions taken by Plan Administrator, the actions of the Board or such committee shall control.

4.2.                            ACTION AND INTERPRETATIONS BY THE PLAN ADMINISTRATOR.  For purposes of administering the Plan, the Plan Administrator may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Plan Administrator may deem appropriate.  The Plan Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan.  The Plan Administrator’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Plan Administrator with respect to the Plan are final, binding, and conclusive on all parties.  The Plan Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.  The Plan Administrator will not be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3.                            AUTHORITY OF PLAN ADMINISTRATOR.  Except as provided in Section 4.1 hereof, the Plan Administrator has the exclusive power, authority and discretion to:

(a)                                 Grant Awards;

(b)                                 Designate Participants;

(c)                                  Determine the type or types of Awards to be granted to each Participant;

(d)                                 Determine the number of Awards to be granted and the number of Phantom Shares to which an Award will relate;

(e)                                  Determine the terms and conditions of any Award granted under the Plan;

(f)                                   Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(g)                                  Decide all other matters that must be determined in connection with an Award;

(h)                                 Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(i)                                     Make all other decisions and determinations that may be required under the Plan or as the Plan Administrator deems necessary or advisable to administer the Plan;

(j)                                    Amend the Plan or any Award Certificate as provided herein, subject to Section 11.2; and

(k)                                 Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

ARTICLE 5

PHANTOM SHARES SUBJECT TO THE PLAN

5.1.                            NUMBER OF PHANTOM SHARES.  Subject to adjustment as provided in Sections 5.2 and Section 10.1, the aggregate number of Phantom Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 500.

5.2.                            SHARE COUNTING.  Phantom Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve in accordance with this Section 5.2.  To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued Phantom Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

ARTICLE 6

ELIGIBILITY

6.1.                            GENERAL.  Awards may be granted only to Eligible Participants.

ARTICLE 7

PHANTOM STOCK APPRECIATION RIGHTS

7.1.                            GRANT OF PHANTOM STOCK APPRECIATION RIGHTS.  The Plan Administrator is authorized to make Awards of Phantom Stock Appreciation Rights (“PSARs”) to Participants in such amounts and subject to such terms and conditions as may be selected by the

Plan Administrator.  An Award of PSARs shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

7.2.                            VESTING .  Except as otherwise determined by the Plan Administrator on the Grant Date or thereafter, or as otherwise provided in the applicable Award Certificate, the PSARs shall become vested as to the following amounts pursuant to the following schedule:

:

(a) as to one-fourth (25%) of the PSARs on the later of (i) the date of the Commercial Launch, or (ii) the first anniversary of the Grant Date, provided that the Participant has been in Continuous Service through such date (the “Initial Vesting Date”),

(b) as to one-fourth (25%) of the PSARs on the first anniversary of the Initial Vesting Date, provided that the Participant has been in Continuous Service through such anniversary date, and

(c) as to one-fourth (25%) of the PSARs on the second anniversary of the Initial Vesting Date, provided that the Participant has been in Continuous Service through such anniversary date, and

(d) as to one-fourth (25%) of the PSARs on the third anniversary of the Initial Vesting Date, provided that the Participant has been in Continuous Service through such anniversary date.

7.3.                            FORFEITURE .  Except as otherwise provided in the applicable Award Certificate, upon termination of the Participant’s Continuous Service, the PSARs shall be forfeited as follows:

(a) Upon a Qualifying Termination, any PSARs that have not vested on or before the date of the Qualifying Termination shall be forfeited and cease to be of any effect.

(b) Upon a termination that is not a Qualifying Termination, the Participant’s PSARs shall be treated as follows:

(i) if such non-Qualifying Termination is by the Company, or by the Participant, for any reason other than Cause, and at the time of such non-Qualifying Termination the Company is Profitable, then, except as otherwise determined by the Plan Administrator or provided in the applicable Award Certificate, any PSARs that have not vested on or before the date of such non-Qualifying Termination shall be forfeited and cease to be of any effect;

(ii) if such non-Qualifying Termination is by the Company, or by the Participant, for any reason other than Cause, and at the time of such non-Qualifying Termination the Company is not Profitable, then, except as otherwise determined by the Plan Administrator or provided in the applicable Award Certificate, all PSARs, whether or not vested on or before the date of termination of Continuous Service, shall be forfeited and cease to be of any effect; and

(iii) if such non-Qualifying Termination is by the Company for Cause, then all PSARs, whether or not vested on or before the date of termination of Continuous Service, shall be forfeited and cease to be of any effect.  In no event shall the Participant’s PSARs continue to vest following the Participant’s termination of Continuous Service.

7.4.                            AUTOMATIC EXERCISE.  The “PSAR Maturity Date” shall be set forth in the applicable Award Certificate.  Unless the PSARs are forfeited on or prior to the PSAR Maturity Date as provided in Section 7.3 or in the applicable Award Certificate, the PSARs shall be automatically exercised on the PSAR Maturity Date, provided that the Maturity Value of the underlying Phantom Shares is greater than the Initial Value of the underlying Phantom Shares on such date.

7.5.                            FORM OF PAYMENT.  Upon the automatic exercise of a PSAR, the Participant shall be entitled to receive a cash payment equal to the number of Phantom Shares underlying the Award on the PSAR Maturity Date multiplied by the excess, if any, of (i) the Maturity Value of such underlying Phantom Shares on the PSAR Maturity Date, over (ii) the Initial Value of such underlying Phantom Shares, less any required tax withholding.  Such payment shall be made within sixty (60) days following the PSAR Maturity Date.

ARTICLE 8

PHANTOM STOCK UNITS

8.1.                            GRANT OF PHANTOM STOCK UNITS.  The Plan Administrator is authorized to make Awards of Phantom Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Plan Administrator.  An Award of Phantom Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

8.2.                            VESTING.  Except as otherwise determined by the Plan Administrator on the Grant Date or thereafter, or as otherwise provided in the applicable Award Certificate, the Phantom Stock Units shall become vested as to the following amounts pursuant to the following schedule:

(a) as to one-fourth (25%) of the Phantom Stock Units on the later of (i) the date of the Commercial Launch, or (ii) the first anniversary of the Grant Date, provided that the Participant has been in Continuous Service through such date (the “Initial Vesting Date”),

(b) as to one-fourth (25%) of the Phantom Stock Units on the first anniversary of the Initial Vesting Date, provided that the Participant has been in Continuous Service through such anniversary date, and

(c) as to one-fourth (25%) of the Phantom Stock Units on the second anniversary of the Initial Vesting Date, provided that the Participant has been in Continuous Service through such anniversary date, and

(d) as to one-fourth (25%) of the Phantom Stock Units on the third anniversary of the Initial Vesting Date, provided that the Participant has been in Continuous Service through such anniversary date.

8.3                               FORFEITURE. Except as otherwise provided in the applicable Award Certificate, upon termination of the Participant’s Continuous Service, the Phantom Stock Units shall be forfeited as follows:

(a) Upon a Qualifying Termination, except as otherwise determined by the Plan Administrator or provided in the applicable Award Certificate, any Phantom Stock Units that have not vested on or before the date of the Qualifying Termination shall be forfeited and cease to be of any effect.

(b) Upon a termination that is not a Qualifying Termination, the Participant’s Phantom Stock Units shall be treated as follows:

(i) if such non-Qualifying Termination is by the Company, or by the Participant, for any reason other than Cause, and at the time of such non-Qualifying Termination the Company is Profitable, then, except as otherwise determined by the Plan Administrator or provided in the applicable Award Certificate, any Phantom Stock Units that have not vested on or before the date of such non-Qualifying Termination shall be forfeited and cease to be of any effect;

(ii) if such non-Qualifying Termination is by the Company, or by the Participant, for any reason other than Cause, and at the time of such non-Qualifying Termination the Company is not Profitable, then, except as otherwise determined by the Plan Administrator or provided in the applicable Award Certificate, all Phantom Stock Units, whether or not vested on or before the date of termination of Continuous Service, shall be forfeited and cease to be of any effect; and

(iii) if such non-Qualifying Termination is by the Company for Cause, then all Phantom Stock Units, whether or not vested on or before the date of termination of Continuous Service, shall be forfeited and cease to be of any effect.

In no event shall the Participant’s Phantom Stock Units continue to vest following the Participant’s termination of Continuous Service.

8.4.                            FORM OF PAYMENT OF PHANTOM STOCK UNITS.  The “PSU Maturity Date” shall be set forth in the applicable Award Certificate.  Unless the Phantom Stock Units are forfeited on or prior to the PSU Maturity Date as provided in Section 8.3 or in the applicable Award Certificate, the Participant shall be entitled to a cash payment equal to the number of Phantom Stock Units held by such Participant on the PSU Maturity Date multiplied by the Maturity Value of the Phantom Shares on the PSU Maturity Date, less any required tax withholding.  Such payment shall be made within sixty (60) days following the PSU Maturity Date.

ARTICLE 9

PROVISIONS APPLICABLE TO AWARDS

9.1.                            LIMITS ON TRANSFER.  No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate.  No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Plan Administrator may (but need not) permit other transfers (other than transfers for value) where the Plan Administrator concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

9.2.                            BENEFICIARIES.  Notwithstanding Section 9.1, a Participant may, in the manner determined by the Plan Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Plan Administrator.  If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Plan Administrator.

ARTICLE 10

CHANGES IN CAPITAL STRUCTURE

10.1.                     MANDATORY ADJUSTMENTS.  In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limit under Section 5.1 shall be adjusted proportionately, and the Plan Administrator shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  Action by the Plan Administrator may include: (i) adjustment of the number and kind of Phantom Shares that may be delivered under the Plan; (ii) adjustment of the number and kind of Phantom Shares subject to outstanding Awards; (iii) adjustment of the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Plan Administrator reasonably and in good faith determines to be equitable.  Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limit under Section 5.1 shall automatically be adjusted proportionately, and the Phantom Shares then subject to each Award shall automatically, without the necessity for any additional action by the Plan Administrator, be adjusted proportionately without any change in the aggregate purchase price therefor.

10.2                        DISCRETIONARY ADJUSTMENTS.  Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 10.1), the Plan Administrator may, in his sole discretion, provide (i) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part), (ii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, or (iii) any combination of the foregoing.  The Plan Administrator’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

10.3                        GENERAL.  Any discretionary adjustments made pursuant to this Article 10 shall be subject to the provisions of Section 11.2.

ARTICLE 11

AMENDMENT, MODIFICATION AND TERMINATION

11.1.                     AMENDMENT, MODIFICATION AND TERMINATION.  The Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, constitute a material change requiring shareholder approval under applicable laws, policies or regulations, then such amendment shall be subject to shareholder approval; and provided, further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to satisfy any other tax, securities or other applicable laws, policies or regulations.

11.2.                     AWARDS PREVIOUSLY GRANTED.  At any time and from time to time, the Board may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)                                 Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been settled on the date of such amendment or termination or lengthen the vesting period applicable to such Award; and

(b)                                 No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby.  An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been vested or otherwise settled on the date of such amendment.

11.3.                     COMPLIANCE AMENDMENTS.  Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.  By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 11.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 12

GENERAL PROVISIONS

12.1.                     RIGHTS OF PARTICIPANTS.

(a)                                 No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan.  Neither the Company, its Affiliates nor the Plan Administrator is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Plan Administrator selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)                                 Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director, at any time, nor confer upon any Participant any right to continue as an employee, officer, or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)                                  Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 11, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Plan Administrator without giving rise to any liability on the part of the Company or any of its Affiliates.

(d)                                 No Award gives a Participant any of the rights of a shareholder of the Company.

12.2.                     WITHHOLDING.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan.  The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

12.3.                     SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)                                 General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  The Plan and all Award Certificates shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed.  Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)                                 Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control or the termination of a Participant’s Continuous Service, such amount or benefit will not be payable or distributable to the

Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of Continuous Service meet any description or definition of “change in control event” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Award upon a Change in Control or termination of Continuous Service, however defined, if applicable under the Plan or any Award Certificate.  If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time that would have applied absent the Change in Control or termination of Continuous Service, as applicable.

(c)                                  Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Plan Administrator) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)                                 Installment Payments.  If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment.  For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(e)                                  Six Month Delay in Certain Circumstances.  Notwithstanding anything in this Plan or an Award Certificate to the contrary, if the settlement of an Award would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and would otherwise be payable or distributable by reason of a Participant’s termination of Continuous Service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount due upon settlement of the Award that would otherwise be payable during the six-month period immediately following the termination of Continuous Service will be accumulated through and paid or provided on the first day of the seventh month following the termination of Continuous Service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder: provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company.

12.4.                     UNFUNDED STATUS OF AWARDS.  The Plan is intended to be an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.  This Plan is not intended to be subject to ERISA.

12.5.                     RELATIONSHIP TO OTHER BENEFITS.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.  Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

12.6.                     EXPENSES.  The expenses of administering the Plan shall be borne by the Company and its Affiliates.

12.7.                     TITLES AND HEADINGS.  The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.8.                     GENDER AND NUMBER.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.9.                     SEVERABILITY.  In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

12.10.              NO LIMITATIONS ON RIGHTS OF COMPANY.  The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.  The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person.

12.11.              INDEMNIFICATION.  Each person who is or shall have been a Plan Administrator, or of the Board or a committee appointed by the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

***********

The foregoing is hereby acknowledged as being the AutoCash Inc. Amended and Restated Phantom Stock Plan, as originally adopted by the Board on April 29, 2011, and as amended and restated on June 17, 2011.

AUTOCASH INC.

By:	/s/ Tracy Young
Tracy Young, CEO